Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Zoran Corporation:

We consent to the incorporation by reference in the registration statement (No. 333-170906) on Form S-8 of Zoran Corporation of our report dated February 16, 2010, with respect to the consolidated balance sheets of Microtune, Inc. as of December 31, 2009 and 2008, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2009, which report appears in the Form 8-K/A of Zoran Corporation dated February 11, 2011.

/s/ KPMG LLP

Dallas, Texas

February 11, 2011